UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 7, 2008

WESTWOOD ONE, INC.
 (Exact name of registrant as specified in its charter)

Delaware	001-14691	95-3980449
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

40 West 57th Street, 5th Floor New York, NY	10019
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 641-2000

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 Registrant’s Business and Operations

Item 1.02	Termination of a Material Definitive Agreement.

(a) As described below in more detail in Item 5.02, on August 7, 2008, Westwood One, Inc. (the “Company” or “Westwood”) notified Paul Gregrey, EVP, Sales, Network Division that his employment and employment agreement are being terminated effective April 1, 2009 (the originally-scheduled expiration date of the employment agreement). Until April 1, 2009, Mr. Gregrey’s employment agreement will continue to be in full force and effect except as expressly described below.

Section 5 Corporate Governance and Management

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On August 7, 2008, Westwood notified Paul Gregrey, EVP, Sales, Network Division that his employment was being terminated effective April 1, 2009, the date his employment agreement with the Company is scheduled to expire. Mr. Gregrey will continue to be paid his base salary and participate in the Company’s benefit plans through such termination date. Although Mr. Gregrey may no longer act as an agent of Westwood (including with respect to any contract or other written agreement activity or event), the terms of his arrangement with the Company require that he be ready, willing and able to render on an exclusive basis to Westwood his duties and professional time in accordance with the terms of his employment agreement with the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WESTWOOD ONE, INC.

Date: August 13, 2008	By:	/s/ David Hillman

Name: David Hillman
Title: Chief Administrative Officer; EVP, Business Affairs; General Counsel and Secretary